Exhibit 3.15

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA,

[GRAPHIC]

MERGER

CERTIFICATE OF INCORPORATION

To all to Whom these Presents shall Come, Greetings:

WHEREAS, Articles of Incorporation duly signed and certified of

GEAR PRODUCTS, INC.

have been filed in the office of the Secretary of State us provided by the Laws of the State of Oklahoma.

NOW THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma by virtue of the powers vested in me by law, do hereby issue this Certificate of Incorporation.

IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.

Filed at the City of Oklahoma City, this 30th

day of June, A.D. 1983

/s/ Jeannette B. Edmondson
Secretary of State

By:	/s/ Esta M. Phipps

[SEAL]